UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 16, 2009

LAS VEGAS SANDS CORP.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 11, 2009, two indirect subsidiaries of Las Vegas Sands Corp. (the “Company”), Venetian Orient Limited (“Venetian Orient”) and Venetian Macau Limited (“Venetian Macau”), received, for acceptance, the final draft of the Land Concession Agreement (the “Parcels 5&6 Land Concession”) from the government of the Macau Special Administrative Region of the People’s Republic of China (“Macau”). Pursuant to the Parcels 5&6 Land Concession, Venetian Orient was awarded a concession by way of a lease to a portion of the east side of the reclaimed land between the islands of Taipa and Coloane (which we refer to as the “Cotai Strip”) in Macau, including the site on which Venetian Orient is building an integrated resort in phases (the “Land”). Phase I of the integrated resort is expected to feature approximately 300,000 square feet of gaming space, two hotel towers with over 3,700 Sheraton, Shangri-La and Traders-branded hotel rooms, retail, entertainment and dining facilities, MICE space and a multi-purpose theater. Phase II is expected to include a 2,300 room Sheraton-branded hotel tower and Phase III is expected to include a luxury St. Regis-branded hotel and mixed use tower. On November 16, 2009, we accepted the terms and conditions of the Parcels 5&6 Land Concession and made an initial land concession premium payment of 700,000,000 patacas (approximately $87.51 million).

The Parcels 5&6 Land Concession will not become effective until the date it is published in Macau’s Official Gazette (the “Publication Date”), which is part of the standard Macau land grant process. The initial term of the Parcels 5&6 Land Concession is 25 years from the Publication Date, and it may be successively renewed for an unlimited number of ten year terms in accordance with applicable Macau laws. Under the Parcels 5&6 Land Concession, Venetian Orient is obligated to complete the development of the Land within 48 months of the Publication Date, which is expected to occur in the first quarter of 2010. Venetian Orient is obligated to pay land premiums in consideration of the Parcels 5&6 Land Concession aggregating a total of 1,870,402,962 patacas (approximately $233.5 million), inclusive of the 700,000,000 patacas initial premium payment described above. The remainder of the land premium in the amount of 1,170,402,962 patacas (approximately $146.1 million) will accrue interest at the rate of 5%, and will be payable in seven semi-annual installments in the amount of 184,333,117 patacas each (or approximately $23.0 million), with the first installment payment due on the six month anniversary of the Publication Date. In addition, the Parcels 5&6 Land Concession requires Venetian Orient to pay an annual rent of 4,504,020 patacas (approximately $0.6 million) during the period in which the Land is under development, and an annual rent of 16,872,880 patacas (approximately $2.1 million) after completion of the development of the Land. Venetian Orient is obligated to obtain a bank guarantee in the above referenced amount of 4,504,020 patacas to secure the annual rent payment amount due during the period in which the Land is under development. The Parcels 5&6 Land Concession may be forfeited or rescinded upon the occurrence of various events, including the failure to pay land premium installment payments or annual rent when due, the failure to comply with certain of the Parcels 5&6 Land Concession’s terms, such as an unauthorized change to the permitted use of the Land or the unauthorized transfer of the rights arising under the land concession to a third party.

ITEM 7.01.	REGULATION FD DISCLOSURE.

On November 15, 2009, Sands China Ltd., an indirect subsidiary of the Company announced that, in connection with the proposed offering of 1,870,000,000 ordinary shares (the “Shares”) to be listed (the “Offering”) on the Main Board of The Stock Exchange of Hong Kong Limited (the “SEHK”), the Hong Kong public offer portion would commence on Monday, November 16, 2009 and close on Thursday, November 19, 2009. On November 13, 2009, in connection with the Offering, Sands China Ltd.,

[1]	All U.S. dollar translations are approximate based on the exchange rate in effect on September 30, 2009, of US$1.00 to 8.01 patacas.

Venetian Venture Development Intermediate II and Las Vegas Sands Corp. entered into a Hong Kong underwriting agreement. Trading in the Shares is expected to commence on the Main Board of the SEHK on Monday, November 30, 2009.

Assuming that the Offering prices at the mid-point of the offer price range previously disclosed on November 9, 2009, Sands China Ltd. expects to receive net proceeds of approximately HK$14,715.0 million (approximately $1,898.7 million2) from the Offering, after deducting commissions and estimated expenses. Sands China Ltd. expects that approximately HK$6,347.3 million (approximately $819.0 million) of the net proceeds from the Offering would be used to repay all of the outstanding shareholders’ loans and intercompany payables owed by Sands China Ltd.’s subsidiaries to the Company and certain of its U.S. subsidiaries. Approximately HK$3,875.0 million (approximately $500.0 million) will be used in conjunction with supplemental project financing to finance the completion of the construction of Phases I and II of the integrated resort located on Parcels 5 and 6 of Sands China Ltd.’s Cotai Strip development in Macau, and approximately HK$2,325.0 million (approximately $300.0 million) will be used to repay a portion of VML US Finance LLC’s bank credit facility. Approximately HK$775.0 million (or approximately $100.0 million) will be used for Sands China Ltd.’s general corporate purposes. Any remaining proceeds will be used, subject to the then current economic conditions and based upon what the directors of Sands China Ltd. consider to be in the best interests of Sands China Ltd., either for financing the completion of the construction of the integrated resort located on Parcels 5 and 6, or an incremental repayment of a portion of VML US Finance LLC’s bank credit facility, as described above.

Sands China Ltd. was formed to hold the Company’s Macau operations in connection with the Listing. Sands China Ltd., through its operating subsidiaries, is a developer, owner and operator of integrated resorts and casinos in Macau.

[2]	All U.S. dollar translations are approximate based on the exchange rates assumed in the Offering of US$1.00 to HK$7.75.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 16, 2009

LAS VEGAS SANDS CORP.

By:	/S/ J. ALBERTO GONZALEZ PITA
Name:	J. Alberto Gonzalez-Pita
Title:	Senior Vice President and General Counsel